Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, US$0.0001 par value per share, of Yalla Group Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 13, 2023.

Tao Yang

/s/ Tao Yang
Name:	Tao Yang

Cheerio Investments Limited

By:	/s/ Cassandra Fish-Myles and Conrad Proud
Name:	Cassandra Fish-Myles and Conrad Proud on behalf of Equitas Limited & Probitas Limited
Title:	Director

YooYoo Limited

By:	/s/ Tao Yang
Name:	Tao Yang
Title:	Director